Exhibit 5.1

3 May 2024	Our Ref: AB/ME/A7522-180861

AERIES TECHNOLOGY, INC. c/o Maples Corporate Services Limited P.O. Box 309 Ugland House, South Church Street George Town Grand Cayman KY1-1104 Cayman Islands

Dear Addressees

AERIES TECHNOLOGY, INC.

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the issuance by Aeries Technology, Inc. (the “Company”) and resale by certain selling securityholders of the Company of Class A ordinary shares, par value $0.0001 per share (“Class A ordinary shares”), of the Company, including:

1.	the issuance of up to 10,566,347 Class A ordinary shares upon exchange of shares of Aark Singapore Pte. Ltd. (“AARK”) or Aeries Technology Group Business Accelerators Private Limited (“ATG”) pursuant to the Exchange Agreements (as defined in Schedule 1) (the “Exchange Shares”) and resale of up to 31,903,347 Exchange Shares;

2.	the issuance of up to 11,499,991 Class A ordinary shares issuable upon the exercise of the redeemable warrants to purchase Class A ordinary shares (“the “Public Warrant Shares”) that were originally issued by Worldwide Webb Acquisition Corp. (“WWAC”) in connection with its initial public offering (the “WWAC IPO”) pursuant to the Public Warrant Agreement (as defined in Schedule 1) (the “Public Warrants”);

3.	the issuance and resale of up to 9,527,810 Class A ordinary shares issuable upon the exercise of the redeemable warrants to purchase Class A ordinary shares (the “Sponsor Warrant Shares”) that were issued in a private placement to Worldwide Webb Acquisition Sponsor, LLC (the “Sponsor”) in connection with the WWAC IPO pursuant to the Sponsor Warrant Agreement (as defined in Schedule 1) (the “Sponsor Warrants” and together with the Public Warrants, the “Warrants”);

4.	the resale of up to 361,338 Class A ordinary shares originally issued to certain vendors and third parties in lieu of cash as consideration for expenses incurred in connection with the business combination by and among, inter alios, WWAC, WWAC Amalgamation Sub Pte. Ltd. and AARK pursuant to the Vendor Agreements (the “Vendor Resale Shares”);

5.	the resale of up to 1,500,000 Class A ordinary shares originally issued to the Sponsor in a private placement prior to the consummation of the WWAC IPO pursuant to the Sponsor Subscription Agreement (the “Sponsor Resale Shares”);

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6.	the resale of up to 1,250,000 Class A ordinary shares originally purchased by certain anchor investors from the Sponsor prior to the consummation of the WWAC IPO pursuant to the Anchor Investor Purchase Agreement (the “Anchor Investor Resale Shares”);

7.	the resale of up to 3,711,667 Class A ordinary shares original issued to certain investors in a private placement pursuant to the Subscription Agreements (“the “Private Placement Resale Shares”);

8.	the resale of up to 5,638,530 Class A ordinary shares originally issued to Innovo Consultancy DMCC pursuant to the Business Combination Agreement (the “Innovo Resale Shares”); and

9.	the resale of up to 1,024,335 Class A ordinary shares originally issued to certain third parties who agreed not to redeem their securities in the WWAC IPO pursuant to the Non-Redemption Agreements (the “Non-Redemption Resale Shares” and together with the Exchange Shares, the Sponsor Warrant Shares, the Vendor Resale Shares, the Sponsor Resale Shares, the Anchor Investor Resale Shares, the Private Placement Resale Shares and the Innovo Resale Shares, the “Resale Shares” and together with the Warrants and the Public Warrant Shares, the “Securities”),

in each case under the United States Securities Act of 1933, as amended (the “Securities Act”) and pursuant to the terms of the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied solely upon the originals or copies of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, as at the date hereof, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the “Registrar”).

2.	The Exchange Shares, as contemplated by the Registration Statement, have been duly authorised by all necessary corporate action of the Company, and upon the issue of the Exchange Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Exchange Shares have been issued and credited as fully paid), delivery and payment therefor by the purchaser in accordance with the Memorandum and Articles (as defined in Schedule 1) and in the manner contemplated by the Registration Statement and the Issuance Agreements (as defined in Schedule 1), the Exchange Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Exchange Shares on the holder thereof by the Company).

3.	The Class A ordinary shares, to be issued upon exercise of the Warrants as contemplated by the Warrant Agreements (as defined in Schedule 1) (the “Warrant Shares”), have been duly authorised by all necessary corporate action of the Company and upon the issue of such Warrant Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Warrant Shares have been issued and credited as fully paid), delivery and exercise of the Warrants in accordance with the Memorandum and Articles and in the manner contemplated by the Registration Statement and the Warrant Agreements, such Warrant Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of such Warrant Shares on the holder thereof by the Company).

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4.	In relation to the Resale Shares:

(a)	based solely upon our examination of the Register of Members (as defined in Schedule 1), the Resale Shares have been duly authorised and were validly allotted and issued; and

(b)	the Resale Shares carry such rights as are attributed to them in the Memorandum and Articles.

The foregoing opinions are given based on the following assumptions.

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents and Resolutions (each as defined in Schedule 1) are, or will be, genuine and are, or will be, those of a person or persons stated therein. All documents purporting to be sealed have been, or will be, so sealed. All copies are complete and conform to their originals. The Documents when executed will conform in every material respect to the latest drafts of the same produced to us prior to the date hereof and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.

2.	The Memorandum and Articles will be the memorandum and articles of association of the Company in effect at the time of the issue of the Exchange Shares.

3.	The Resolutions were either (i) duly adopted at a duly convened meeting of the board of directors of the Company and such meeting was held and conducted in accordance with the Memorandum and Articles or (ii) duly executed by or on behalf of each director of the Company and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

4.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.

5.	The Company will receive consideration in money or money’s worth for each Class A ordinary share offered by the Company when issued at the agreed issue price as per the terms of the Registration Statement and/or Documents (as applicable), such price in any event not being less than the stated par or nominal value of each Class A ordinary share.

6.	Each of the Documents has been or will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue and sale of the Class A ordinary shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws.

7.	The choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all relevant jurisdictions (other than the Cayman Islands).

8.	The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Documents.

9.	All preconditions to the obligations of the parties to the Issuance Agreements and the Warrant Agreements will be satisfied or duly waived prior to the issue and sale of the Class A ordinary shares and there will be no breach of the terms of the Issuance Agreements and the Warrant Agreements.

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The opinions expressed above are subject to the following qualifications:

1.	Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

2.	Based on the decision in the English case of Houldsworth v City of Glasgow Bank (1880) 5 App Cas 317 HL, in the event of a misrepresentation by a company on which a member relied in agreeing to subscribe for shares in such company, the member may be entitled to rescind the share subscription agreement and thereafter claim damages against such company for any additional loss suffered as a result of the misrepresentation. Such a claim for damages will not arise unless and until the member has successfully rescinded the share subscription agreement. A member may be barred from rescinding on the grounds of delay or affirmation and if such company is wound up (whether voluntarily or compulsorily), such member will lose the right to rescind the share subscription agreement.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm, as Cayman Islands counsel to the Company, in the Registration Statement.

Yours faithfully

WALKERS

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 5 March 2021, Certificate of Incorporation on Change of Name dated 7 November 2023, Register of Directors and Register of Officers, the Amended and Restated Memorandum and Articles of Association of the Company dated 2 November 2023 and effective on 6 November 2023 (the “Memorandum and Articles”), in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands (together with the Register of Members (defined below), the “Company Records”).

2.	The register of members of the Company, copies of which have been provided to us by Continental Stock Transfer & Trust Company (the “Register of Members”).

3.	The Cayman Online Registry Information System (CORIS), the Cayman Islands’ General Registry’s online database, searched on 2 May 2024.

4.	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Court’s Office, George Town, Grand Cayman, examined at 9.00 am on 2 May 2024.

5.	A copy of a Certificate of Good Standing dated 1 May 2024 in respect of the Company issued by the Registrar (the “Certificate of Good Standing”).

6.	Copies of the following minutes and resolutions (together, the “Resolutions”):

(a)	the executed written resolutions of the board of directors of the Company dated 5 November 2023;

(b)	the executed minutes of a meeting of the board of directors of the Company dated 7 November 2023 setting out the resolutions adopted at such meeting; and

(c)	the executed written resolutions of the board of directors of the Company dated 7 December 2023.

7.	Copies of the following documents (the “Documents”):

(a)	a draft amendment No. 5 to the Form S-1 Registration Statement to be filed by the Company with the United States Securities and Exchange Commission registering the Securities for issuance or resale (as applicable) under the Securities Act (as filed, the “Registration Statement”) (as filed, the “Registration Statement”);

(b)	the business combination agreement dated 11 March 2023 by and among WWAC, WWAC Amalgamation Sub Pte. Ltd. and AARK (the “Business Combination Agreement”);

(c)	the executed exchange agreement dated 6 November 2023 by and among the Company, WWAC and Venu Raman Kumar (the “AARK Exchange Agreement”);

(d)	the executed exchange agreement dated 6 November 2023 by and among WWAC, ATG and certain holders of the Company’s securities party thereto (together with the AARK Exchange Agreement, the “Exchange Agreements”);

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(e)	the executed warrant agreement in respect of the Public Warrants dated 19 October 2021 by and among the Company and Continental Stock Transfer & Trust Company (the “Public Warrant Agreement”);

(f)	the executed sponsor warrant purchase agreement in respect of the Sponsor Warrants dated 19 October 2021 by and among WWAC and the Sponsor (the “Sponsor Warrant Agreement” and together with the Public Warrant Agreement, the “Warrant Agreements”);

(g)	the executed amended and restated advisory engagement agreement dated 4 December 2023 by and among WWAC and Roth Capital Partners, LLC (the “Capital Markets Advisory Agreement”);

(h)	the executed consultancy agreement dated 23 August 2022 by and among the Company and ICR, LLC (together with the Capital Markers Advisory Agreement, the “Vendor Agreements” and together with the Exchange Agreements, the “Issuance Agreements”);

(i)	the executed subscription agreement in respect of the Sponsor Resale Shares dated 5 March 2021 by and among WWAC and the Sponsor (the “Sponsor Subscription Agreement”);

(j)	the executed investment agreements in respect of the Anchor Investor Resale Shares dated on or around 19 October 2021 by and among the Sponsor and the anchor investors party thereto (the “Anchor Investor Purchase Agreement”);

(k)	the executed subscription agreements in respect of the Private Placement Resale Shares dated on and around 5 November 2023 and 6 November 2023 (the “Subscription Agreements”); and

(l)	the executed non-redemption agreements in respect of the Non-Redemption Resale Shares dated 31 March 2023, 3 November 2023, and 5 November 2023 by and among WWAC and the non-redeeming investors party thereto (the “Non-Redemption Agreements”).